EXHIBIT 10.5
AMENDED AND RESTATED ARCHSTONE-SMITH TRUST EQUITY PLAN FOR OUTSIDE TRUSTEES
ARCHSTONE-SMITH TRUST
EQUITY PLAN FOR OUTSIDE TRUSTEES
(As Amended and Restated as of November 1, 2002)
SECTION 1
HISTORY AND PURPOSE
     The Archstone Communities Trust 1996 Share Option Plan for Outside Trustees (the “Plan”) was established by Archstone Communities Trust (formerly known as Security Capital Pacific Trust) (the “Company”) to promote the interests of the Company and its shareholders by enhancing the Company’s ability to attract and retain the services of experienced and knowledgeable trustees and by encouraging such trustees to acquire a proprietary interest in the Company. Effective as of October 29, 2001, Archstone-Smith Trust assumed sponsorship of the Plan and was substituted for Archstone Communities Trust as the “Company” under the Plan and the Plan was amended, restated and continued in the form of “Archstone-Smith Trust 1996 Share Option Plan for Outside Trustees”. Effective as of January 1, 2002, the Plan was amended, restated and continued in the form of “Archstone-Smith Trust Equity Plan for Outside Trustees”. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to November 1, 2002 (the “Effective Date”).
SECTION 2
GRANTS OF AWARDS
     2.1 Grant of Awards. Each Eligible Trustee (as defined below) shall be entitled to the grant of an “Award” (as defined below), subject to the following:
(a)	On the date of each annual meeting of the Company’s shareholders on or after January 1, 2002, each Trustee who is then an Eligible Trustee (after the election of Trustees at the annual meeting) shall be granted 2,000 restricted stock units (“RSUs”). Each RSU corresponds to one Common Share of Beneficial Interest, par value $.01 per share, of the Company (the “Stock”). Notwithstanding the foregoing, an individual who first becomes an Eligible Trustee on the date of an annual meeting of the Company’s shareholders shall not be granted RSUs for the year beginning with the annual meeting if the individual has been awarded a stock-based award by reason of the individual’s serving on the Board of a company which is merged with and into the Company in the calendar year in which the merger occurs.

(b)	If an individual becomes an Eligible Trustee on a date other than an annual meeting occurring on or after January 1, 2002, he shall be granted RSUs as of the date on which he first becomes an Eligible Trustee. The number of RSUs granted to an Eligible Trustee pursuant to this paragraph (c) shall be the number which would have been granted to the Eligible Trustee if he had become an Eligible Trustee at the immediately preceding annual meeting, except that such number of RSUs shall be subject to a pro-rata reduction to reflect the portion of the year prior to the date on which he becomes an Eligible Trustee. In no event shall fractional RSUs be granted, and the amount of any pro-rata reduction shall be rounded to the nearest whole number of RSUs.
For purposes of the Plan, the term (I) “Related Company” means any corporation or trade or business which would be, along with the Company, a member of controlled group of corporations or controlled group of trades or businesses as described in section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), if the ownership test of section 414 were “at least 50%” rather than “at least 80%”, (II) “Award” means, for periods prior to January 1, 2002, an Option as awarded under the terms of the Plan as in effect prior to January 1, 2002 and, for periods on and after January 1, 2002, RSUs as awarded under the terms of the Plan as in effect on and after January 1, 2002, (III) “Eligible Trustee” means each member of the Board of Trustees of the Company (the

“Board”) who is not an employee of the Company or any Related Company, and (IV) “Participant” means an Eligible Trustee who has received the grant of an Award under the Plan.
     2.2 Deferrals of Eligible Fees. To the extent that, (a) prior to January 1, 2002, an Eligible Trustee had elected to defer receipt of his eligible fees pursuant to the terms of the Archstone-Smith Trust Deferred Fee Plan for Trustees (the “Deferred Fee Plan”), or (b) on and after January 1, 2002, an Eligible Trustee elects to defer receipt of his eligible fees pursuant to the terms of the Archstone-Smith Trust Deferred Compensation Plan (the “Deferred Compensation Plan”) and, in either case, such deferred amounts are to be settled in the form of shares of Stock, the Deferred Fee Plan and the Deferred Compensation Plan shall be considered part of this Plan and shall be subject to the terms and conditions of this Plan with respect to the issuance of shares of Stock in settlement of such obligations under the Deferred Fee Plan and the Deferred Compensation Plan, respectively.
     2.3 Option Terms. Each Option granted under the Plan prior to the Effective Date shall be subject to the terms of the Plan as in effect at the time such Option was granted, except to the extent the terms of such Option are otherwise amended after such date.
     2.4 RSU Terms. Each RSU granted under the Plan prior to the Effective Date shall be subject to the terms of the Plan as in effect at the time such RSU was granted, except to the extent the terms of such RSU are otherwise amended after such date. Each RSU granted on and after the Effective Date shall be subject to the following:
(a)	RSUs shall vest at the rate of 25% per year, beginning on the first anniversary of the date of grant; provided, however, that, except as otherwise provided herein or in the agreement evidencing the award of the RSU, no RSU (or any portion thereof) shall vest after the Participant’s Date of Termination (as defined in subsection 2.5).

(b)	All RSUs granted to a Participant shall become 100% vested in the event the Participant’s Date of Termination occurs by reach of death or Disability (as defined below.

(c)	RSUs granted under Plan shall be evidenced by an Agreement duly executed on behalf of the Company and by the Trustee to whom such RSUs are granted and dated as of the applicable date of grant. Each Agreement shall comply with and be subject to the terms of the Plan.

(d)	Each vested RSU shall entitle the holder thereof to a share of Stock on the date on which the RSU becomes vested; provided, however, that prior to the date on which an RSU otherwise vests, to the extent permitted by the Administrator, a Participant may elect to defer receipt of such shares of Stock in accordance with the terms of the Deferred Compensation Plan.
For purposes of the Plan, a Trustee’s Date of Termination shall be considered to be on account of “Disability” if his service as a Trustee terminates because he is unable, by reason of a medically determinable physical or mental impairment, to engage in the substantial gainful activity and essential duties associated with his Trustee’s position, which condition is expected to be permanent.
     2.5 Date of Termination. A Participant’s “Date of Termination” shall be the day following the last day on which he serves as a Trustee.
SECTION 3
DIVIDEND EQUIVALENT UNITS
     3.1 Award of Dividend Equivalent Units on Options. A Participant who was awarded an Option under the Plan prior to January 1, 2002 shall be entitled to receive Dividend Equivalent Units (“DEUs”) with respect to such Option in accordance with the terms of the Plan as in effect immediately prior to January 1, 2002. Such DEUs shall be subject to the terms and conditions of the Plan as in effect immediately prior to the Effective Date, except to the extent the terms of such Option are otherwise amended after such date.

     3.2 Award of DEUs on RSUs. A Participant who is awarded RSUs under the Plan shall be entitled to receive DEUs with respect to such RSUs in accordance with the following:
(a)	Annual crediting of DEUs. As soon as practicable after the first day of each calendar year, the Participant shall be credited with a number of DEUs equal to (i) the average dividend yield per share of Stock for the previous calendar year, multiplied by (ii) the number of the Participant’s outstanding RSUs as of the preceding December 31 (reduced pro rata to reflect RSUs that were not outstanding on the record date with respect to each dividend payment date during such preceding calendar year).

(b)	Additional credits to reflect dividend payments on DEUs. As soon as practicable after the first day of each calendar year, the Participant shall be credited with additional DEUs equal to (i) the average dividend yield per share of Stock for the previous calendar year, multiplied by (ii) the number of the Participant’s outstanding DEUs as of the preceding December 31 (reduced pro rata to reflect DEUs that were not outstanding on each dividend payment date during such preceding calendar year).
     3.3 Terms and Conditions of DEUs. DEUs granted pursuant to subsection 3.2 shall be subject to the following terms and conditions:
(a)	DEUs shall vest in accordance with the vesting schedule applicable to the RSUs with respect to which the DEUs were awarded.

(b)	Each vested DEU shall entitle the holder thereof to a share of Stock as of the date on which the DEU becomes vested; provided, however, that prior to the date on which the DEU otherwise vests, to the extent permitted by the Administrator, a Participant may elect to defer receipt of such shares in accordance with the terms of the Deferred Compensation Plan.

(c)	All DEUs which are not vested upon the Participant’s Date of Termination shall be forfeited.
SECTION 4
OPERATION AND ADMINISTRATION
     4.1 Duration. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not exercised; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of December 10, 1996.
     4.2 Shares Subject to Plan. The shares of Stock with respect to which Awards may be awarded under the Plan (including in settlement of obligations pursuant to the Deferred Fee Plan and the Deferred Compensation Plan as described herein) shall be currently authorized but unissued shares or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. The maximum number of shares of Stock available for Awards under the Plan shall not exceed 400,000 shares.
     4.3 Adjustments to Shares. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of Stock which are or may be subject to Awards under the Plan and the terms of any outstanding Awards (including the exercise price at which outstanding Options may be exercised and the number of shares subject thereto) shall be equitably adjusted by the Administrator, in its sole discretion, to preserve the value of benefits awarded or to be awarded to Eligible Trustees under the Plan. Upon a merger or consolidation in which the Company is not the surviving entity, the Administrator may terminate each outstanding Award; provided, however, in the event the Administrator elects to terminate outstanding Options, the Optionee shall have the right immediately prior to such merger or consolidation to exercise his Option in full even though such Option would not otherwise be exercisable under the option vesting schedule, if any.

     The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, spinoffs, or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     Except as expressly provided by the terms of this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect Awards under the Plan.
     4.4 Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:
(a)	Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	The Administrator shall add such conditions and limitations to any Awards to any Participant as is necessary to comply with Section 16(a) and 16(b) of the Securities Exchange Act of 1934, and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Administrator, be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
     4.5 Taxes. All Awards under the Plan are subject to all applicable taxes.
     4.6 Distributions to Disabled Persons. Notwithstanding any other provision of the Plan, if, in the Administrator’s opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Administrator may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment or distribution shall be in lieu of any such payment to such Participant or other person. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.
     4.7 Transferability. Awards are not transferable, except as designated by the Participant by will or by the laws of descent and distribution. Notwithstanding the foregoing provisions of this subsection 4.7, the Administrator may permit transfer of Options under the Plan to be transferred to or for the benefit of the Participant’s family, subject to such limits as the Administrator may establish.
     4.8 Form and Time of Elections. Any election required or permitted under the Plan shall be in writing, and shall be deemed to be filed when delivered to the Secretary of the Company.
     4.9 Limitation of Implied Rights. Neither the Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever prior to the date such shares are distributed. A Participant shall have only a contractual right to the shares, if any, distributable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to provide any benefits to any person.

     4.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
     4.11 Action by Company. Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, by a duly authorized officer of the Board, or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.
     4.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
     4.13 Change in Control. In the event that (i) a Trustee’s service is terminated by the Company or the successor to the Company for reasons other than Cause following a Change in Control of the Company (as defined below), or (ii) the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Awards which have not otherwise expired shall become immediately fully vested and, to the extent applicable, exercisable. For purposes of the Plan, a “Change in Control” means the happening of any of the following:
(a)	the shareholders of the Company approve a definitive agreement to merge the Company into or consolidate the Company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Company, the surviving corporation or corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership; provided, further, that a transaction with an “Affiliate” of the Company (as defined in the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)) shall not be treated as a Change in Control; or

(b)	the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company is acquired, other than from the Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Company); or

(c)	at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).
For purposes of the Plan, “Cause” shall mean, in the reasonable judgment of the Administrator (i) the willful and continued failure by the Trustee to substantially perform his or her duties with the Company after written notification by the Company, (ii) the willful engaging by the Trustee in conduct which is demonstrably injurious to the Company or any Related Company, monetarily or otherwise, or (iii) the engaging by the Trustee in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Trustee’s part shall be deemed “willful” unless done, or omitted to be done, by the Trustee not in good faith and without reasonable belief that such action was in the best interest of the Company or Related Company. For purposes of this subsection, a Trustee’s service shall be deemed to be terminated by the Company or the successor to the Company if the Trustee terminates service after a material reduction in the Trustee’s annual compensation as in effect immediately prior to the Change in

Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to Section 4.3, and immediately following the Change in Control the Trustee becomes director of the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Trustee shall not be treated as having terminated service for purposes of this Section 4.13 until such time as the Trustee terminates service with the merged entity or purchaser (or successor), as applicable.
SECTION 5
ADMINISTRATOR
     5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Secretary of the Company (the “Administrator”) in accordance with this Section.
     5.2 Powers of Administrator. The Administrator will have the authority to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.
     5.3 Information to be Furnished to Administrator. The Company shall furnish the Administrator with such data and information as may be required for it to discharge its duties. The records of the Company as to the period of a Trustee’s service shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Administrator such evidence, data or information as the Administrator considers desirable to carry out the terms of the Plan.
     5.4 Liability and Indemnification of Administrator. The Administrator shall not be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a trustee or employee of the Company. The Administrator and persons acting as the authorized delegates of the Administrator under the Plan, shall be indemnified by the Company, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Administrator or authorized delegates by reason of the performance of an Administrator function if the Administrator or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
SECTION 6
AMENDMENT AND TERMINATION
     The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.3 (relating to certain adjustments to shares), no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board.